Registration No. 333-175278

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ORCHIDS PAPER PRODUCTS COMPANY

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	23-2956944 (I.R.S. Employer Identification No.)

4826 Hunt Street

Pryor, Oklahoma 74361

(918) 825-0616

(Address of principal executive offices)

Orchids Paper Products Company Stock Incentive Plan, As Amended
(Full title of the plan)

Keith R. Schroeder
Chief Financial Officer

Orchids Paper Products Company
4826 Hunt Street

Pryor, Oklahoma 74361
(918) 825-0616
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Donald E. Figliulo, Esq.
Polsinelli PC
161 N. Clark Street, Suite 4200
Chicago, IL 60601
312.463.6311

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to the registration statement on Form S-8 (File No. 333- 175278) filed by Orchids Paper Products Company (the “Company”) on July 1, 2011, is filed in order to deregister securities remaining under such registration statement.

On July 1, 2011 the Company filed a registration statement on Form S-8 (File No. 333-175278) to register an additional 200,000 shares of Company common stock, $0.001 par value per share, under the Orchids Paper Products Company Stock Incentive Plan, as amended (the “Prior Plan”). The Prior Plan is no longer available for future grants (although outstanding awards under the Prior Plan will continue in accordance with their terms). After the adoption of various amendments to the Prior Plan, a total of 1,097,500 shares of common stock were reserved for issuance under the Prior Plan, of which 21,416 shares remained available for future awards at the time the Company’s stockholders approved the adoption of the Orchids Paper Products Company 2014 Stock Incentive Plan (the “2014 Plan”).

At a special meeting of stockholders held on April 9, 2014 (the “Meeting”), the Company’s stockholders approved the adoption of the 2014 Plan. The aggregate number of shares of common stock that are reserved and available for issuance pursuant to awards under the 2014 Plan is 400,000, of which 21,416 shares (referred to herein as the “Carry Forward Shares”) are those that remained available for future awards under the Prior Plan. The Carry Forward Shares are no longer eligible to be issued pursuant to the Prior Plan, but instead were rolled into the 2014 Plan and are now available for awards under the 2014 Plan as a result of the 2014 Plan being approved by the stockholders at the Meeting.

This Post-Effective Amendment No. 1 is being filed to deregister the Carry Forward Shares under the Prior Plan. The Company intends to file a separate registration statement on Form S-8 on the date hereof to (i) register 400,000 shares, including the Carry Forward Shares, which may be issued pursuant to the 2014 Plan, and (ii) carry over the filing fees for the Carry Forward Shares by offsetting the registration fees that would otherwise be due under that registration statement.

In accordance with Rule 457(p) promulgated under the Securities Act of 1933, as amended, and the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed (i) to reflect that, the Carry Forward Shares are not eligible to be issued pursuant to the Prior Plan and instead will be available for issuance under the 2014 Plan, and (ii) to carry over the registration fees paid for all the Carried Forward Shares from the registration statement on Form S-8 (File No. 333-175278), filed for the Prior Plan, to the registration statement on Form S-8 filed for the 2014 Plan and thereby offset the registration fee due thereunder, which the Company intends to file contemporaneously with the filing of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pryor, State of Oklahoma, on May 13, 2014.

ORCHIDS PAPER PRODUCTS COMPANY

By:	/s/ Keith R. Schroeder
Keith R. Schroeder Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title
/s/ Steven R. Berlin	Chairman of the Board of Directors	May 13, 2014
Steven R. Berlin

/s/ Jeffrey S. Schoen	Chief Executive Officer and Director	May 13, 2014
Jeffrey S. Schoen	(Principal Executive Officer)

/s/ John G. Guttilla	Director	May 13, 2014
John G. Guttilla

/s/ Douglas E. Hailey	Director	May 13, 2014
Douglas E. Hailey

/s/ Elaine MacDonald	Director	May 13, 2014
Elaine MacDonald

/s/ Mark H. Ravich	Director	May 13, 2014
Mark H. Ravich

/s/ Keith R. Schroeder	Chief Financial Officer	May 13, 2014
Keith R. Schroeder	(Principal Financial and Accounting Officer)